                                                                     Exhibit 4.4

                               SUPPORT AGREEMENT


              MEMORANDUM OF AGREEMENT made as of August 24, 2000.

B E T W E E N:

          SONIC FOUNDRY, INC.,
          a corporation existing under the laws of the State of Maryland,

          (hereinafter referred to as "SOFO"),

                                    - and -

          SONIC FOUNDRY (NOVA SCOTIA), INC.,
          a corporation incorporated under the laws of the Province of Nova Scotia,

          (hereinafter referred to as the "Corporation"),


          WHEREAS pursuant to a share purchase agreement entered into as of June 1, 2000 (the "Share Purchase Agreement") among the Holders, Bank of Montreal Capital Corp., RoyNat Inc, DGC Entertainment Ventures Corp., Dan McLellan ("McLellan"), Curtis Staples ("Staples"), the Corporation and SOFO, the Corporation has acquired all of the shares of Magnetiscope Inc. together with all of the shares of International Image Services, Inc. not owned by Magnetiscope Inc.;

          AND WHEREAS the authorized capital of the Corporation consists of ten million (10,000,000) Non-Voting Exchangeable Shares (as defined in the memorandum and articles of association of the Corporation dated August 16, 2000) (the "Corporation Articles") and ten million (10,000,000) Common Shares;

          AND WHEREAS SOFO subscribed for 297,385 Common Shares of the Corporation in consideration of the payment by SOFO to the Corporation of Four Million, One Hundred and Seventy-Four Thousand, Eight Hundred and Eighty-Two (C$4,174,882.00) Dollars in cash, which Common Shares have been duly issued to SOFO as fully paid and non-assessable;

          AND WHEREAS pursuant to the Share Purchase Agreement, the Holders received an aggregate of four hundred and twelve thousand, three hundred and thirty-six (412,336) Non-Voting Exchangeable Shares;

          AND WHEREAS pursuant to an option agreement entered into by the Corporation as of August 24, 2000 with each of McLellan and Staples (each, a "Buyer Non-

Voting Exchangeable Share Option Agreement"), the Corporation has granted McLellan 48,510 options and Staples 24,255 options to purchase Non-Voting Exchangeable Shares;

          AND WHEREAS SOFO and the Corporation have agreed to execute a support agreement substantially in the form of this Agreement;

          NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Non-Voting Exchangeable Shares attached as Appendix 1 to this Agreement.

                                   ARTICLE 2
                     COVENANTS OF SOFO AND THE CORPORATION

2.1 Covenants of SOFO Regarding Non-Voting Exchangeable Shares. So long as any Non-Voting Exchangeable Shares are outstanding, SOFO will:

     (a) not declare or pay any dividend on SOFO Common Shares unless the Corporation shall on the same day (or if the same day is not a Business Day, the next succeeding day that is a Business Day) declare or pay, as the case may be, an equivalent dividend on the Non-Voting Exchangeable Shares as required by the Corporation Articles;

     (b) advise the Corporation sufficiently in advance of the declaration by SOFO of any dividend on SOFO Common Shares and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Non-Voting Exchangeable Shares shall be the same day (or if the same day is not a Business Day, then the next succeeding day that is a Business Day) as the declaration date, record date and payment date for the corresponding dividend on SOFO Common Shares;

     (c) provide or cause to be provided to the Corporation, by any means which SOFO deems appropriate from time to time, such assets, funds and other property as may be necessary in order that the Corporation will have sufficient assets, funds and other property available to enable (i) the due declaration and the due and punctual payment, in accordance with applicable law, of all dividends on the Non-Voting Exchangeable Shares; and (ii) the due performance by the Corporation of its obligations under this Agreement, the Share Exchange Agreement and the Corporation Articles;

     (d) not, other than in accordance with Article 3 hereof, voluntarily dissolve, liquidate or wind-up the Corporation or make any other distribution of assets for the purpose of winding-up its affairs or approve the sale, lease or exchange all or substantially all of the property of the Corporation other than in the ordinary course of business without the prior consent of all of the Holders of the then outstanding Non-Voting Exchangeable Shares;

     (e) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price and the Redemption Price in respect of each issued and outstanding Non-Voting Exchangeable Share (other than those owned by SOFO or an Affiliate of SOFO) including all such actions and all such things as are necessary or desirable to enable and permit the Corporation to deliver SOFO Common Shares to the Holders of the Non-Voting Exchangeable Shares in accordance with the provisions of the Corporation Articles; and

     (f) take all actions and do all such things as are necessary or desirable to perform the obligations of SOFO with respect to the exercise of the Liquidation Call Right or the Retraction/Redemption Call Right, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit the delivery of SOFO Common Shares to the Holders of the Non-Voting Exchangeable Shares in accordance with the provisions of the Liquidation Call Right or the Retraction/Redemption Call Right.

2.2 Segregation of Funds. Upon SOFO providing or causing to be provided to the Corporation any funds, assets or other property in accordance with Section 2.1, the Corporation shall deposit such funds in a separate account and segregate such assets and other property, in each case for the benefit of Holders from time to time of the Non-Voting Exchangeable Shares, and will use such funds, assets and other property exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Redemption Price or the Retraction Price, as the case may be.

2.3 Reservation of SOFO Common Shares. SOFO hereby represents, warrants and covenants in favour of the Corporation that SOFO has reserved for issuance and will, at all times while any Non-Voting Exchangeable Shares (other than Non-Voting Exchangeable Shares held by SOFO or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SOFO Common Shares (or other shares or securities into which SOFO Common Shares may be reclassified or changed as contemplated by section 2.6 hereof): (a) as is equal to the sum of (i) the number of Non-Voting Exchangeable Shares issued and outstanding from time to time and (ii) the number of Non-Voting Exchangeable Shares issuable upon the exercise of all rights to acquire Non-Voting Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit SOFO to meet its obligations under the Share Exchange Agreement and under each of the Liquidation Call Right and the Retraction/Redemption Call

Right, and to enable and permit the Corporation to meet its respective obligations hereunder and under the Share Provisions.

2.4 Notification of Certain Events. In order to assist SOFO in complying with its obligations hereunder and to exercise the Liquidation Call Right and Retraction/Redemption Call Right, the Corporation will give SOFO notice of each of the following events at the time set forth below:

     (a) in the event of any determination by the board of directors of the Corporation to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs or to pass a resolution to sell, lease or exchange all or substantially all of the property of the Corporation other than in the ordinary course of business at least 60 days prior to the proposed effective date such liquidation, dissolution, winding-up or other distribution or sale, lease or exchange;

     (b) as soon as practicable, upon the earlier of (i) receipt by the Corporation of notice of, or (ii) the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

     (c) as soon as practicable, upon receipt by the Corporation of a Retraction Request;

     (d) as soon as practicable, in the event the Corporation determines by resolution to redeem (subject to exercise by SOFO or an Affiliate of the Retraction/Redemption Call Right) any Non-Voting Exchangeable Shares pursuant to section 6.1 of the Corporation Articles; and

     (e) as soon as practicable, upon the issuance (after the date hereof) of any Non-Voting Exchange Shares or securities exchangeable for or convertible into or having rights to acquire any Non-Voting Exchangeable Shares.

2.5  Delivery of SOFO Common Shares.  In furtherance of its obligations under
Section 2.1, upon notice from the Corporation of any event which requires the Corporation or SOFO to deliver SOFO Common Shares to any Holder of the Non-Voting Exchangeable Shares, SOFO shall forthwith issue and deliver the requisite SOFO Common Shares, in the case of Section 2.1(d) to the Corporation so the Corporation can then deliver such shares to Holders of the surrendered Non-Voting Exchangeable Shares, or in the case of Section 2.1(e) to such Holders, all in accordance with the Corporation Articles, the Liquidation Call Right or the Retraction/Redemption Call Right, as the case may be. All such SOFO Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

2.6  Economic Equivalence.

     (a) SOFO will not without prior approval of the Corporation and the prior unanimous approval of the Holders of the then outstanding Non-Voting Exchangeable Shares given in accordance with the Corporation Articles:

          (i) issue or distribute SOFO Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SOFO Common Shares) to the holders of all or substantially all of the then outstanding SOFO Common Shares by way of stock dividend or other distribution, other than an issue of SOFO Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SOFO Common Shares) to holders of SOFO Common Shares who exercise an option to receive dividends in SOFO Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SOFO Common Shares) in lieu of receiving cash dividends;

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SOFO Common Shares entitling them to subscribe for or to purchase SOFO Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SOFO Common Shares);

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding SOFO Common Shares (A) shares or securities of SOFO of any class other than SOFO Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire SOFO Common Shares), (B) rights, options or warrants other than those referred to in section 2.6(a)(ii) above, (C) evidences of indebtedness of SOFO or (D) assets of SOFO; or

          (iv) propose of its own accord and consummate an issuer bid or other similar transaction (a "SOFO Offer");

          unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to Holders of the Non-Voting Exchangeable Shares (other than SOFO or its Affiliates) or, in the case of a SOFO Offer, unless the Holders (other than SOFO or its Affiliates) are permitted to participate to the same extent and on an economically equivalent basis as the holders of the SOFO Common Shares, without discrimination, without being required to retract the Non-Voting Exchangeable Shares as against the Corporation or, if so required, ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the SOFO Offer and only to the extent necessary to tender or deposit to the SOFO Offer; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SOFO in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Share Purchase Agreement.

     (b) SOFO will not without the prior approval of the Corporation and the prior unanimous approval of the Holders of the then outstanding Non-Voting Shares:

          (i) subdivide, re-divide or change the then outstanding SOFO Common Shares into a greater number of SOFO Common Shares;

          (ii) reduce, combine, consolidate, or change the then outstanding SOFO Shares into a lesser number of SOFO Common Shares; or

          (iii) reclassify or otherwise change SOFO Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SOFO Common Shares (other than an event described in paragraph 2.6(a)(iv) or sections 2.7 or 3.1 hereof), unless the economic equivalent change shall simultaneously be made to, or in, the rights of the Holders of the Non-Voting Exchangeable Shares (other than SOFO or its Affiliates) or, where applicable, unless the Holders (other than SOFO or its Affiliates) are permitted to participate to the same extent and on an economically equivalent basis as the holders of the SOFO Common Shares, without discrimination, without being required to retract the Non-Voting Exchangeable Shares as against the Corporation;

     (c) The Board of Directors of the Corporation shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.6(a) or (b) above and each such determination shall be conclusive and binding on SOFO. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of the Corporation to be relevant, be considered by the Board of Directors of the Corporation:

          (i) in the case of any stock dividend or other distribution payable in SOFO Common Shares, the number of such shares issued in proportion to the number of SOFO Common Shares previously outstanding;

          (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SOFO Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SOFO Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market price;

          (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of SOFO of any class other than SOFO Common Shares, any rights, options or warrants other than those referred to in section 2.6(a)(ii) above, any evidences of indebtedness of SOFO or any assets of SOFO), the relationship between the fair market value (as determined by the Board of Directors of the Corporation acting in good faith) of such property to be issued or distributed with respect to each outstanding SOFO Common Share and the current market price;

          (iv) in the case of any subdivision, re-division or change of the then outstanding SOFO Common Shares into a greater number of SOFO Common Shares or the reduction, combination, consolidation or change of the then outstanding SOFO Common Shares into a lesser number of SOFO Common Shares or any amalgamation, merger, reorganization or other transaction affecting SOFO Common Shares, the effect thereof upon the then outstanding SOFO Common Shares; and

          (v) in all such cases, to the extent practicable, the general taxation consequences of the relevant event to the Holders to the extent that such consequences may differ from the taxation consequences to holders of SOFO Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of the Holders).

2.7 Tender Offers. In the event that a tender offer, share exchange offer, take-over bid or similar transaction with respect to SOFO Common Shares (an "Offer") is proposed to SOFO or its shareholders and is recommended by the Board of Directors of SOFO, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of SOFO, and the Non-Voting Exchangeable Shares are not redeemed by the Corporation or purchased by SOFO pursuant to the Retraction/Redemption Call Right, SOFO will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit Holders of Non-Voting Exchangeable Shares (other than SOFO and its Affiliates) and the Optionholders to participate in such Offer to the same extent and on an economically equivalent basis as the holders of SOFO Common Shares, without discrimination. Without limiting the generality of the foregoing, SOFO will use its reasonable efforts expeditiously and in good faith to ensure that: (a) Optionholders may participate in all such Offers without being required to exercise the Options and to retract the Non-Voting Exchangeable Shares obtained on the exercise of such Options as against the Corporation (or, if so required, to ensure that any such exercise and retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer); and (b) Holders of Non-Voting Exchangeable Shares may participate in all such Offers without being required to retract the Non-Voting Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of the Corporation to redeem (or SOFO to purchase pursuant to the Retraction/Redemption Call Right) the Non-Voting Exchangeable Shares, pursuant to the rights set forth in the Corporation Articles and Share Exchange Agreement.

2.8 Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior unanimous approval of the Holders of the then outstanding Non-Voting Exchangeable Shares (other than SOFO and its Affiliates) given in accordance with the Corporation Articles, but subject to sections 2.7,
3.1 and 3.3 hereof, SOFO covenants and agrees in favour of the Corporation that, as long as any outstanding Non-Voting Exchangeable Shares are owned by any person or entity other than SOFO or any of its Affiliates, SOFO will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Corporation.

2.9 No Fractional Shares. No certificate representing fractional Non-Voting Exchangeable Shares, SOFO Common Shares or securities of any other entity shall be issued pursuant to the provisions of this Agreement or the Share Exchange Agreement and such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of the Corporation, SOFO, or another entity, as the case may be. In lieu of any such fractional interests, each person entitled to a fractional interest will receive, at the applicable time, an amount of cash (rounded to the nearest whole cent), without interest, equal to the value of the applicable security (as determined by the Board of Directors of SOFO or the Corporation acting in good faith) multiplied by such fractional interest.

2.10 Non-Voting Exchangeable Shares held by SOFO. SOFO covenants and agrees that it will not exercise voting rights in respect of any Non-Voting Exchangeable Shares owned by it.

                                   ARTICLE 3
                                    GENERAL

3.1 SOFO Successors. SOFO shall not voluntarily enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom (a "Material Transaction") unless such other person or continuing corporation (herein called the "SOFO Successor"), by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) that are, in the opinion of a single legal counsel to such Holders (other than SOFO and its Affiliates), necessary or advisable to evidence the assumption by such SOFO Successor of liability for all moneys payable and property deliverable hereunder, and the covenant of such SOFO Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SOFO under this Agreement and, in such case, the SOFO Successor shall possess and from time to time exercise each and every right and power of SOFO under this Agreement in the name of SOFO or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by SOFO or its directors and officers may be done and performed with like force and effect by the SOFO Successor and its directors and officers.

3.2 Notice of Material Transactions. SOFO shall provide at least 30 days' prior written notice of the closing of any Material Transaction to the Holders and shall also provide at least 15 days' prior written notice of the expiration date of any tender offer made for the Common Shares of SOFO.

3.3 Other. Nothing herein shall be construed as preventing the amalgamation, merger or other combination of any wholly-owned direct or indirect subsidiary of SOFO, other than the Corporation, with or into SOFO or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of SOFO, other than the Corporation, provided that all of the assets of such subsidiary are transferred to, and all obligations of such subsidiary are assumed by, SOFO or another wholly-owned direct or indirect subsidiary of SOFO, and provided that SOFO will continue to be liable for its obligations hereunder and the obligations of its subsidiaries.

3.4 Changes in Capital of SOFO. Subject to section 3.1 hereof, at all times after the occurrence of any event contemplated pursuant to sections 2.6 and 2.7 hereof or otherwise, as a result of which either SOFO Common Shares or the Non-Voting Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SOFO Common Shares or the Non-Voting Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications, unless such event requires the Optionholders to exercise the Options and the Holders to retract the Non-Voting Exchangeable Shares.

3.5 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as the last of the outstanding Non-Voting Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire the Non-Voting Exchangeable Shares) are exchanged for SOFO Common Shares or are purchased by SOFO or an Affiliate thereof.

3.6 Amendments and Supplements. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of SOFO and the Corporation by their duly authorized officers or representatives and unanimously approved by the Holders of the then outstanding Non-Voting Exchangeable Shares (other than Non-Voting Exchangeable Shares held by or on behalf of SOFO) voting as a class. Notwithstanding the foregoing, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders of the Non-Voting Exchangeable Shares, amend or modify this Agreement for the purposes of:

     (a) adding to the covenants of any or all parties provided that in the good faith opinion of the Board of Directors of each of the Corporation and SOFO such additions will not be prejudicial to the rights or interests of the Holders of the Non-Voting Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of the Corporation and SOFO, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the interest of the holders of the Non-Voting Exchangeable Shares; or

     (c) making such changes or corrections which, on the written advice of counsel to the Corporation and SOFO, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that in the good faith opinion of the Board of Directors of each of the Corporation and SOFO such changes or corrections will not be prejudicial to the interest of the Holders of the Non-Voting Exchangeable Shares,

provided that the Corporation shall give the Holders twenty (20) days' prior written notice of its intention to make any of the foregoing amendments or changes.

3.7 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

3.8 Governing Law and Attornment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. SOFO agrees that any action or proceeding arising out of or relating to this Agreement shall be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment or order of the said courts and the enforcement thereof and not to seek, and hereby waives, any review of the merits of any such judgment or order by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as SOFO's attorney for service of process.

3.9 Notice. All notices, request, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to SOFO:                         Copy to:
          -----------                         --------

          Sonic Foundry, Inc.                 Frederick H. Kopko, Jr.
          1617 Sherman Avenue                 McBreen & Kopko
          Madison, WI 53704                   20 North Wacker Drive, Suite 2520
                                              Chicago, IL 60606
          Attention: Kenneth A. Minor
          Telephone: (608) 204-8060           Telephone: (312) 332-6405
          Facsimile: (608) 204-8807           Facsimile: (312) 332-2657

          If to the Corporation:              Copy to:
          ----------------------              --------

          Sonic Foundry, Inc.                 Frederick H. Kopko, Jr.
          1617 Sherman Avenue                 McBreen & Kopko
          Madison, WI 53704                   20 North Wacker Drive, Suite 2520
                                              Chicago, IL 60606
          Attention: Kenneth A. Minor
          Telephone: (608) 204-8060           Telephone: (312) 332-6405
          Facsimile: (608)204-8807            Facsimile: (312) 332-2657

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

3.10 Construction of Agreement. A reference to an Article or a Section shall mean an Article of or a Section in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

3.11 Entire Agreement, Assignability, etc. This Agreement together with other concurrent written documentation relating to the Non-Voting Exchangeable Shares constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto and permitted transferees any rights or remedies hereunder, except as otherwise expressly provided herein, and shall not be assignable by Holders by operation of law or otherwise. For greater certainty, SOFO shall have the right to assign the right to exercise the Liquidation Call Right and Retraction/Redemption Call Right to an Affiliate and, in such case, the Holders of the Non-Voting Exchangeable Shares shall be required to surrender their Non-Voting Exchangeable Shares to such Affiliate in accordance with the terms and provisions of the Share Exchange Agreement; notwithstanding the foregoing, but subject to section 3.1 hereof, SOFO shall continue to be liable for its obligations hereunder.

3.12 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

3.13 Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. Any payment to be made under this Agreement in a particular currency (the "proper currency") that is made in a currency (the "other currency") other than the proper currency, whether voluntarily or pursuant to a judgment or order of any court or tribunal or otherwise, will discharge the obligations of the undersigned under this Agreement only to the extent of the amount of the proper currency that the party entitled to the payment (the "Payee") is able, on or before the close of business on the business day following receipt of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency that the Payee can purchase is less than the amount of the proper currency originally due to it, the party obligated to make the payment (the "Payor") will indemnify and save the Payee harmless from and against any loss or damage arising because of such deficiency. This indemnity is an obligation separate and independent from any other obligation of the undersigned in respect of this Agreement or otherwise, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Payee from time to time, will continue in full force and effect notwithstanding any judgment in order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order and will not merge in any order of foreclosure made in respect of any security given by the Payor or any other person to or for the benefit of the Payee. The Payor shall also indemnify the Payee against reasonable currency exchange fees incurred by the Payee in purchasing the proper currency pursuant to this Section 3.13.

3.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              SONIC FOUNDRY, INC.

                              By:  __________________________
                              Name:
                              Title:

                              By:  __________________________
                              Name:
                              Title:

                              SONIC FOUNDRY (NOVA SCOTIA), INC.

                              By:  __________________________
                              Name:
                              Title:

                              By:  __________________________
                              Name:
                              Title: